SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 9, 2011 (May 3, 2011)

SINO GAS INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in Charter)

Utah	000-51364	90-0438712
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No.18 Zhong Guan Cun Dong St.
Haidian District
Beijing 100083, People’s Republic of China
(Address of Principal Executive Offices)

86-10-82600527
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2011, Mr. Robert Adler was appointed a director on the Board of Directors (the “Board”) of Sino Gas International Holdings, Inc. (the “Company”). He will serve as a member of the audit committee.  As a member of the Board, Mr. Adler will receive approximately $10,000 in annual compensation.

Most recently Mr. Adler taught financial English for a semester at Shanghai University of Finance and Economics. Mr. Adler’s prior experience includes includes working as an investment adviser with UBS Financial Services, as a managing director for ING Furman Selz Asset Management, as Vice President and Senior Investment Officer of BHF Securities Corp. and DG Bank, New York Branch and working in various other positions within different organizations. Mr. Adler obtained a bachelor’s degree from Swarthmore College and studied at New York University School of Business Administration. Mr. Adler is a member of the Institute of Chartered Financial Analysts and a member of the New York Society of Security Analysts.  Previously, he has also served as a member of the board directors of both China Medicine Corp. and SinoEnergy Corp.

On May 3, 2011, Ms. Jennifer Li was appointed a director of the Company. She will serve as a member of the compensation committee.  As a member of the Board, Ms. Li will receive approximately $10,000 in annual compensation.

Ms. Li is a certified public accountant. Most recently, Ms. Li was Hedge Fund Controller of Mercury Capital Management.  Ms. Li’s prior experience includes working as a vice president/Sr. relationship manager at Morgan Stanley, as a vice president/portfolio manager at Transamerica Business Capital, and as a Senior Associate with JP Morgan Chase. Ms. Li received her bachelor’s degree in economics from Fudan University, and her master’s degree in management and administrative sciences from the University of Texas (Dallas).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sino Gas International Holdings, Inc.

Date: May 9, 2011	By:	/s/ Yuchuan Liu
Name: Yuchuan Liu
Title: Chief Executive Officer